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                         Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan of our reports (a) dated March 12, 1996, with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in its prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) dated July 19, 1996, and (b) dated May 17, 1996, with respect to the financial statements and schedules of the Iowa Farm Bureau Federation and Affiliates Companies 401(k) Savings Plan as of December 31, 1995 and 1994 and for the years then ended included as Exhibit 99.1 herein.


Des Moines, Iowa
July 15, 1996